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                                 EXHIBIT 99.2
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FOR IMMEDIATE RELEASE
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Contact, at (781) 861-8444:
     Michael W. Rogers                           William B. Boni
     Exec. VP and Chief Financial Officer        VP, Corp. Communications

                      INTERNEURON PHARMACEUTICALS CLOSES

          PREVIOUSLY ANNOUNCED PRIVATE FINANCING, RAISES $25 MILLION

LEXINGTON, MA, December 21, 2001 -- Interneuron Pharmaceuticals, Inc. (NASDAQ:
IPIC) today announced the completion of a previously announced private placement of shares of newly issued Interneuron common stock to a group of institutional investors and their affiliates. This placement raised $25 million in gross proceeds from the sale of 3.125 million shares. Legg Mason Wood Walker, Inc. acted as the placement agent for this transaction.

The Company plans to use the proceeds of the private placement to support product development and business development activities. In addition, the Company may use a portion of the net proceeds for working capital and general corporate purposes.

These securities have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Interneuron Pharmaceuticals is engaged in the development and commercialization of a portfolio of products and product candidates for panic/anxiety disorders, overactive bladder, inflammatory bowel disease, prevention of HIV infection, stroke and other disorders.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward looking statements. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include, but are not limited to: the early stage of products under development; uncertainties relating to clinical trials and regulatory approvals; dependence on third parties for manufacturing and marketing; need for additional funds and corporate partners; history of operating losses and expectation of future losses; product liability; risks relating to the Redux-related litigation; government regulation, patent risks and competition.

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